EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements Nos. 333-131758, 333-129501, 333-124998 on Form S-3 and in Registration Statements Nos. 333-132479, 333-108363, and 333-108362 on Form S-8 of Syntax-Brillian Corporation of (i) our report dated April 27, 2006 on the financial statements of Vivitar (Europe) Limited for the year ended December 31, 2005, (ii) our report dated October 19, 2005 on the financial statements of Vivitar (Europe) Limited for the year ended December 31, 2004, and (iii) our report dated May 4, 2004 on the financial statements of Vivitar (Europe) Limited for the year ended December 31, 2003, each appearing in this Amendment No. 2 to the Current Report on Form 8-K of Syntax-Brillian Corporation.

/s/ Morris Owen
Morris Owen

Swindon, Wiltshire
United Kingdom

March 30, 2007